Exhibit 4.3.17

SIXTEENTH AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (“PNC”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”);

WHEREAS, Section 14.1 of the Plan authorizes PNC to amend the Plan; and

WHEREAS, PNC wishes to amend the Plan to provide for the merger of the ARCS Commercial Mortgage Savings & Investment Plan into the Plan.

NOW, THEREFORE, IT IS RESOLVED, effective February 1, 2008, that the Plan is hereby amended as follows:

1. The chart in Annex III of the Plan is amended to add the following language to the end thereof:

ARCS Commercial Mortgage Savings & Incentive Plan (the “ARCS Plan”)	February 1, 2008

Withdrawal Provisions

•       A Participant in the ARCS Plan may withdraw all or part of the Participant’s rollover account in the ARCS Plan for any reason and without regard to any limit on the number of withdrawals.

•       A Participant in the ARCS Plan may withdraw all or part of the Participant’s vested accounts in the ARCS Plan at age 59 1/2 for any reason and without regard to any limit on the number of withdrawals.

Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 25th day of February, 2008 pursuant to the authority delegated by the Corporation’s Personnel and Compensation Committee.

/s/ William E. Rosner
William E. Rosner
Senior Vice President and Chief Human Resources Officer